                                                                   EXHIBIT 99.1



CONTACT: MEDIA ARTS GROUP, INC.
         Ken Raasch, Chairman
         Bud Peterson, President and CEO
         Brenda Balingit, Investor Relations
         Media Arts Group, Inc.
         (408)795.1230
         http:\\www.mediaarts.com

         MORGEN-WALKE ASSOCIATES
         Investor Relations: John Swenson, Bruce Schoenfeld, Elizabeth Snowdon
         Media Relations:    Sheryl Seapy, Amanda Christensen
         (415) 296-7383

FOR IMMEDIATE RELEASE

             MEDIA ARTS GROUP TO LIST ON THE NEW YORK STOCK EXCHANGE

     SAN JOSE, CA: (Dec. 4, 1998) -- Media Arts Group, Inc. (Nasdaq: ARTS) today announced that its common stock has been approved for listing by the New York Stock Exchange, subject to the listing becoming effective under the Securities Exchange Act of 1934. The Company's shares are expected to begin trading on the NYSE on December 7, 1998, under the ticker symbol "MDA."

     Ken Raasch, Chairman of Media Arts Group, said, "We believe that the listing of Media Arts Group on the New York Stock Exchange is an important step in our continued efforts to maximize shareholder value. Our decision to make this move was based upon our desire to make Media Arts Group common stock more accessible to a broader range of individual investors, to attract additional foreign capital, and to create a more orderly market for all investors. The greater liquidity, tighter spreads and reduced trading volatility of the New York Stock Exchange are expected to lower average transaction costs. Together with the opportunity to expand the market for our shares, we believe our move to the New York Stock Exchange will help to facilitate a stock price that is more reflective of the true value of Media Arts Group shares."

     Media Arts Group, Inc. is a leading designer, manufacturer, marketer and branded retailer of art-based home decorative accessories, collectibles and gift products based on the works of artist Thomas Kinkade, Painter of Light-TM-. The Company's primary products are canvas and paper lithographs that feature Mr. Kinkade's unique use of light and his peaceful and inspiring themes.

     The foregoing comments include forward-looking statements and actual results may vary. Such statements are indicated by words or phrases such as "believe," "intend," "expect," "seek", "plan" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including product development efforts, consumer acceptance of Thomas Kinkade's artwork and of the Company's products based on his work, expansion of distribution channels for the Company's products and, in particular, the successful implementation of the Signature Galleries program, successful third party manufacturing relationships and the continued control of operating expenses. Media Arts Group, Inc. expressly disclaims any obligation to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto or any change in events or circumstances on which any such statement is based.